Exhibit 2.1
Execution
AGREEMENT AND PLAN OF MERGER
by and among
Pharaoh Acquisition Corp.,
Pharaoh Merger Sub Corp.
and
Phoenix Technologies Ltd.
dated as of August 17, 2010

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)
INDEX OF EXHIBITS

Exhibit A	Form Voting Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 17, 2010 by and among Pharaoh Acquisition Corp., a Delaware corporation (“Parent”), Pharaoh Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Phoenix Technologies Ltd., a Delaware corporation (the “Company”). Marlin Equity II, L.P., a Delaware limited partnership (“Marlin II”), and Marlin Equity III, L.P., a Delaware limited partnership (“Marlin III”), are also executing this agreement solely for the purpose of agreeing to Section 10.14 hereof and shall be considered to be parties to this Agreement solely for the purpose of such section.
     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Subsidiary and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”);
     WHEREAS, the Board of Directors of the Company has, on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, and (iii) determined to recommend that the Company’s stockholders adopt this Agreement;
     WHEREAS, the Board of Directors of Merger Subsidiary has, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent (as the sole stockholder of Merger Subsidiary) has adopted this Agreement in accordance with the DGCL;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Parent and Merger Subsidiary to enter into this Agreement, Ramius LLC, a Delaware limited liability company (“Voting Stockholder”), has executed and delivered a voting agreement pursuant to which the Voting Stockholder agrees to vote in favor of the Merger, substantially in the form attached hereto as Exhibit A (together with an irrevocable proxy in favor of Parent); and
     WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Company to enter into this Agreement, Marlin II and Marlin III (collectively, the “Equity Providers”) are providing an Equity Funding Letter (as defined below), subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
The Merger
     Section 1.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., San Francisco time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 8 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Morgan, Lewis & Bockius LLP, Two Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306, unless another place is agreed to by the parties hereto.
     Section 1.02. The Merger. (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.
     (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, privileges and franchises and be subject to all of the debts, obligations and liabilities of the Company and Merger Subsidiary, all as provided under the DGCL.
     Section 1.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
     (a) except as otherwise provided in Sections 1.03(b) or 1.05, each share (“Company Share”) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $3.85 in cash, without interest (the “Merger Consideration”);
     (b) each Company Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, returned and cease to exist, and no payment shall be made with respect thereto; and
     (c) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 1.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”). Parent shall pay to the Exchange Agent, on the Closing Date and prior to the filing of the Certificate of Merger, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, Parent shall send, or shall instruct the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
     (b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (d) The payment of the Merger Consideration upon the surrender of Certificates or Uncertificated Shares in accordance with the terms hereof shall be deemed to have been payment in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate or Uncertificated Shares. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.
     (e) Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 1.04(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 1.04 prior to that time shall thereafter look only to Parent only as general creditors thereof with respect to any Merger Consideration in respect of such Company Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares for two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
     (f) To the extent that Parent or the Company makes any payment in respect of any Appraisal Shares, a portion of the Merger Consideration made available to Exchange Agent in respect of such Appraisal Shares shall be returned to Parent.
     Section 1.05. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholder Meeting, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Section 262”) and complies in all respects with the provisions of Section 262, and (iii) has not effectively withdrawn, forfeited or otherwise lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (the “Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 1.03(a), but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder’s Merger Consideration as provided in Section 1.03(a). The Company shall provide prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.
     Section 1.06. Company Stock Options; Company Restricted Stock Awards.
     (a) As soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that, except as otherwise agreed between Parent and any holder thereof: (i) each then outstanding Company Stock Option granted under any Company Stock Plan shall, immediately prior to the Closing Date, vest in full and become exercisable for all the shares of Company Common Stock at the time subject to such option as fully-vested shares of Company Common Stock and each then outstanding Company Restricted Stock Award shall vest in full immediately prior to the Closing Date; (ii) each then-outstanding Company Stock Option as so fully vested and exercisable shall be either, to the extent permitted under the Company Stock Plans or otherwise agreed with the holder, cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option (for the avoidance of doubt, each holder of a Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such Company Stock Options) or, where such a cancellation in return for cash is not permitted under the Company Stock Plans or otherwise agreed with the holder, shall be exercised immediately prior to the Closing Date and each share of Company Common Stock issued as a result of any such exercise shall be converted into the right to receive the Merger Consideration in the manner provided in Section 1.03; and each Company Stock Option not cashed-out or exercised in accordance with the foregoing shall be cancelled at the Effective Time; and (iii) each then-outstanding Company Restricted Stock Award as so fully vested in accordance herewith shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, and (B) the Merger Consideration. All such cash payments to be paid pursuant to the immediately preceding clauses (ii) and (iii) shall be referred to herein as the “Equity Incentive Amounts”. Any Equity Incentive Amounts shall be paid by the Surviving Corporation promptly following the Effective Time through the payroll of the Surviving Corporation in accordance with paragraph (b) below, but in no event later than ten (10) Business Days after the Effective Time.
     (b) Parent will take all actions necessary so that, at or within ten (10) Business Days after the Effective Time, upon delivery of a duly executed and completed letter of transmittal, in form and substance reasonably acceptable to Parent and the Company (the “Option Letter of Transmittal”), to the Surviving Corporation, the Surviving Corporation shall pay or cause to be paid to each holder of Company Restricted Stock Awards and Company Stock Options granted under the Company Stock Plan any Equity Incentive Amounts to which such holder is entitled as determined in accordance with Section 1.06(a) through the Surviving Corporation’s payroll less any Taxes which such company must withhold or is liable to pay to any Tax authority, unless alternative arrangements are specified by such holder in the Option Letter of Transmittal, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Restricted Stock Awards and Company Stock Options, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts within the time period specified herein.
     Section 1.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change in the number of outstanding Company Shares that results from any exercise of Company Stock Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
     Section 1.08. Withholding Rights. Each of Merger Subsidiary, the Surviving Corporation, Parent, any of their Affiliates and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. If Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be (a) paid over to the applicable Governmental Authority in accordance with Applicable Law and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, made such deduction and withholding.
     Section 1.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 1.
ARTICLE 2
The Surviving Corporation
     Section 2.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof or as provided by Applicable Law.
     Section 2.02. Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by Applicable Law, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “Phoenix Technologies Ltd.”.
     Section 2.03. Directors and Officers. From and after the Effective Time, except as otherwise duly elected or appointed and qualified in accordance the certificate of incorporation or the Bylaws of the Surviving Corporation and with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving

Corporation, and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 3
Representations and Warranties of the Company
     The Company represents and warrants to Parent and Merger Subsidiary that, except as disclosed (a) in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), or (b) in the Company SEC Documents (or incorporated by reference therein) filed and publicly available prior to the date of this Agreement, excluding any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein (it being understood that (i) any matter disclosed in the Company Disclosure Schedule or in such Company SEC Documents (or incorporated by reference therein) shall be deemed disclosed with respect to any section of this Article 3 to which the matter relates to the extent the relevance to each such section is readily apparent, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect):
     Section 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which the Company is so qualified is set forth on Section 3.01 of the Company Disclosure Schedule. True and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect have been filed with the SEC prior to the date hereof.
     Section 3.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

     (b) The Company’s Board of Directors, at a meeting duly called and held prior to the execution of this Agreement, at which all directors of the Company were present, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) directing that the adoption of this Agreement be submitted to the Stockholder Meeting (the “Board Recommendation”).
     Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or the rules of Nasdaq.
     Section 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) assuming the accuracy of the representation in Section 4.09, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Liens created by Parent. Any shareholder protection measure or plan of the Company or similar “poison pill” has been rendered inapplicable to the Parent and Merger Subsidiary.
     Section 3.05. Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 500,000 shares of preferred stock. As of the close of business on August 12, 2010, (i) 35,116,059 Company Shares were issued and outstanding, (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 6,130,603 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 4,257,628 Company Shares were exercisable), (iv) Company Restricted Stock Awards with respect to an aggregate of 364,583 Company Shares were issued and outstanding, (v) an aggregate of 10,372,393 Company Shares were reserved for settlement of Company Stock Options, and (vi) an aggregate of 500,000 shares of preferred stock of the Company were reserved for issuance under the Company’s Amended and Restated Preferred Shares Rights Agreement, dated as of October 21, 2009, between the Company and Computershare Trust Company, N.A. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.
     (b) Section 3.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on August 12 2010, a complete and correct list of all outstanding Company Stock Options and Company Restricted Stock Awards, including with respect to each such option or stock award (as applicable), the number of shares subject to such option or award, the name of the holder, the grant date, the exercise price per share, and the expiration date, and whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option. The company stock plans set forth on Section 3.05(b) of the Company Disclosure Schedule (the “Company Stock Plans”) are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.
     (c) Except (x) as set forth in this Section 3.05, (y) for changes since August 12, 2010 resulting from the exercise of Company Stock Options outstanding on such date or (z) for issuances of shares of Company Common Stock and grants of Company Stock Options permitted under the terms of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any Subsidiary of the Company.
     Section 3.06. Subsidiaries. (a) Section 3.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

     (b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which each Subsidiary is so qualified is set forth on Section 3.06(b) of the Company Disclosure Schedule.
     (c) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
     (d) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).
     (e) The Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished at or prior to the time so required since the initial public offering of the Company’s Common Stock (such documents, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.
     (f) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.
     (g) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Subsidiary specifically for inclusion or use in any such Company SEC Documents). Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (h) To the extent required by the Sarbanes-Oxley Act, each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.
     Section 3.07. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the footnotes thereto and, in the case of unaudited statements, for the absence of footnotes and the condensation or omission of certain information as permitted under the Exchange Act), and (iii) fairly present (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
     (b) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
     Section 3.08. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Stockholder Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.
     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.
     Section 3.09. Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice (except as expressly contemplated by the transactions pursuant to this Agreement), and (b) neither the Company nor any of its Subsidiary has:
     (i) declared, set aside, made, set apart assets for a sinking or another analogous fund, or paid any dividend or other distribution in respect of its capital stock or otherwise purchased, retired, redeemed or otherwise acquired, directly or indirectly, any securities of the Company or any of its Subsidiaries, whether debt or equity, other than in accordance with any applicable agreements or instruments with respect to any debt;
     (ii) issued or sold any shares of any class of its capital stock, or any securities convertible into or exercisable or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares, other than pursuant to any existing Company Benefit Plan and set forth on Section 3.09 of the Company Disclosure Schedule;
     (iii) incurred any indebtedness, issued or sold any debt securities or prepaid any debt except for borrowings and repayments in the ordinary course of business consistent with past practice and no event or condition has occurred that, to the Company’s knowledge, would constitute, whether with or without the passage of time or the giving of notice or both, a material default under any of the Company’s outstanding indebtedness;
     (iv) mortgaged, pledged or otherwise subjected to any Lien, any of its real property or other properties or assets, tangible or intangible, except for Permitted Liens or in the ordinary course of business consistent with past practice;

     (v) forgiven, cancelled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights forgiven, cancelled, compromised, waived or released in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement;
     (vi) entered into any agreement, commitment or other transaction that constitutes a Contract, other than agreements with suppliers and customers entered into in the ordinary course of business consistent with past practice or agreements incident to the transactions contemplated by this Agreement;
     (vii) entered into, adopted or amended or committed to enter into, adopt or amend any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, health, life, disability or other welfare, stock option or other equity, profit sharing, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, agent, consultant or Affiliate except in the ordinary course of business consistent with past practice, as otherwise required by Applicable Law or pursuant to any existing Company Benefit Plans, and other than as required by this Agreement;
     (viii) suffered any damage, destruction, theft or loss in excess of $100,000 in each case or $500,000 in the aggregate to any tangible assets (whether or not covered by insurance);
     (ix) amended any of its organizational documents;
     (x) changed in any respect its accounting practices, policies, methods or principles;
     (xi) changed in any respect its Tax accounting methods, deductions or elections or entered into any Tax settlements;
     (xii) transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, the Company’s Intellectual Property other than in the ordinary course of business consistent with past practice;
     (xiii) made or committed to make any capital expenditure or capital addition or betterments in excess of $100,000 in each case or $500,000 in the aggregate other than in the ordinary course consistent with past practice;
     (xiv) defaulted in any material respect in the performance of any Contract;
     (xv) sold any assets with a value in excess of $100,000 in each case or $500,000 in the aggregate other than in the ordinary course of business consistent with past practice;
     (xvi) entered into any transaction with any Affiliate of the Company including, without limitation, with respect to the purchase, sale or exchange of property with, the rendering of any service to or from, or the making of any loans to or from, any such Affiliate;

     (xvii) accelerated collection of any of its accounts receivable before its due date, or delayed payments of any of its accounts payable or other liabilities, in each case other than in the ordinary course of business consistent with past practice;
     (xviii) written off or been required under GAAP to write off any material accounts receivable as uncollectible; or
     (xix) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.
     Section 3.10. No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
     (a) liabilities or obligations disclosed and provided for (i) in the Company Balance Sheet or in the notes thereto, or (ii) in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or in the notes thereto;
     (b) liabilities incurred under this Agreement or in connection with the transactions contemplated hereby;
     (c) executory liabilities or obligations under any Contract made available to Parent prior to the date hereof to which Company or its Subsidiaries is a party or is bound;
     (d) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice; and
     (e) liabilities or obligations disclosed on Section 3.10(e) of the Disclosure Schedule or incurred in the ordinary course of business that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.11. Litigation. (a) As of the date hereof, there is (a) no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceedings pending or, to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries; and (b) no judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.
     (b) As of the date hereof, there is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceedings pending or, to the Company’s knowledge, threatened, before or by any Governmental Authority with the object of seeking to restrain, enjoin, prevent the consummations of or otherwise challenge the Merger, this Agreement or consummation of the transactions contemplated hereby.
     Section 3.12. Compliance with Applicable Law and Orders. (a) The Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2009 (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits)

by any Governmental Authority relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order.
     (b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations.
     Section 3.13. Material Contracts.
     (a) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract, arrangement, commitment, agreement, lease, license, permit, bond, mortgage, indenture or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a Contract or commitment relating to any guarantee, indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $200,000; (iii) which contains any provision that would restrict or affect the conduct of business of the Company or its Subsidiaries; (iv) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in each case under this clause (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole; (v) which was entered into after January 1, 2010 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000 (other than acquisitions or dispositions of assets in the ordinary course of business); (vi) which by its terms calls for payments by the Company or its Subsidiaries of more than $500,000 over the remaining term; (vii) which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $500,000, (viii) which provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property; or (ix) with any Governmental Authority. Each Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding of the type described in clauses (i) through (ix) of this Section 3.13, whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to as a “Material Contract.”
     (b) Neither the Company nor any Subsidiary of the Company is in material breach or violation of, or default under, or as of the date of this Agreement, has received notice that any other party is (or intends to be) in material breach or violation of, or default under, any Material Contract. To the knowledge of the Company, no party to any Material Contract is in material breach or violation of, or default under, the terms of any Material Contract. Each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
     (c) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.
     Section 3.14. Taxes. (a) All Tax Returns required to have been filed by or with respect to each of the Company and its Subsidiaries have been timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All Taxes due and payable by Company or any of its Subsidiaries (and shown on a filed Tax Return) have been timely paid.
     (b) To the knowledge of the Company, as of the date hereof, there is no action, audit, dispute, examination, investigation or claim in respect of Taxes in existence or pending against or proposed or threatened against, the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries have received a written claim from an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes other than Permitted Liens.
     (c) Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied in all material respects with all information reporting and backup withholding requirements.
     (d) Neither the Company nor any of its Subsidiaries is subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.
     (e) The Company has never been a United States real property holding corporation within the meaning of Section 897 of the Code.
     (f) Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is subject to any private ruling from any taxing authority or any agreement with a taxing authority.
     (g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any affiliated, consolidated, combined, unitary or similar group of which such entity currently is a member, (i) as a transferee or successor, (ii) by contract, or (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law). Neither the Company nor any of its Subsidiaries is a party to any joint venture or partnership.

     (h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date , (iii) prepaid amount received on or prior to the Closing Date, or (iv) cancellation of indebtedness income.
     (i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “reportable transaction” within the meaning of the Treasury regulation under Section 6011 of the Code. There is no power of attorney in effect with respect to Taxes with respect to any of the Company or its Subsidiaries.
     (j) Neither the Company nor any of its Subsidiaries has made any payments or is a party to any agreement or arrangement that will result in it making payments the deduction with respect to which may be subject to limitation under Sections 280G, 162 or 404.
     For purposes of this Agreement, “Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto and “Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Section 3.15. Employee Benefit Plans.
     (a) Section 3.15 of the Company Disclosure Schedule lists each employee benefit plan (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee or former employee (or their dependents and/or beneficiaries) of the Company or any of its ERISA Affiliates has any present or future right to benefits, maintained or contributed to by the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates has any present or future liability (the “Company Benefit Plans”).
     (b) The Company has delivered or made available to Parent (A) a true and correct copy of each Company Benefit Plan (including any amendments thereto), (B) each trust agreement relating to each such Company Benefit Plan, if any, (C) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by ERISA, (D) the most recent actuarial report or valuation relating to each such

Company Benefit Plan subject to Title IV of ERISA, (E) all Form 5500 annual reports and attachments for each Company Benefit Plan for the past three (3) years, if such reports were required to be filed, (F) all insurance contracts, annuity contracts, investment management or advisory agreements, administration contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Company Benefit Plan, (G) the most recent determination letter issued by the IRS with respect to each such Company Benefit Plan qualified under Section 401(a) of the Code, if any, and (H) all material correspondence with any Governmental Authority relating to any Company Benefit Plan since January 1, 2008.
     (c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has ever sponsored, maintained or contributed to, or has any current or contingent liability with respect to: (A) a plan subject to Title IV of ERISA (including, without limitation, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)); (B) a “multiple employer plan” (within the meaning of section 413 of the Code); (C) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (D) post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).
     (d) With respect to the Company Benefit Plans, no event has occurred and, to the Company’s knowledge, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Law.
     (e) None of Company, any Company Benefit Plan, any trust created thereunder or, to the knowledge of Company, any trustee or administrator thereof has engaged in a transaction in connection with which Company, any Company Benefit Plan, any such trust or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust, would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, other than any such tax or penalty that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (f) As of the date hereof, there are no pending, or, to the knowledge of Company, threatened, claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan or otherwise involving any such Company Benefit Plan other than routine claims for benefits and other than any claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.
     (g) The form of each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and exempt. Any such Internal Revenue Service determination remains in effect and has not been revoked. No Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been amended, and no other change or event has occurred, since the issuance of its most recent favorable determination letter in any respect that would adversely affect its qualification.
     (h) All Company Benefit Plans conform (and at all times have conformed) to, and have been operated and administered in accordance with their respective terms in all material respects, the requirements of ERISA, the Code and all other Applicable Law and no inconsistent representation or interpretation has been made to any plan participant.
     (i) Except for the accelerated vesting of the Company Stock Options and Company Restricted Stock Awards that is to be effected pursuant to Section 1.06(a) of this Agreement, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in: (1) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of the Company or its Subsidiaries, or (2) any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former service provider of the Company or its Subsidiaries.
     (j) No plan, agreement or arrangement benefiting a service provider of the Company or its Subsidiaries is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A or 457(A) of the Code.
     Section 3.16. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. As of the date hereof, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, (b) no union organizing campaign with respect to the employees of the Company or its Subsidiaries is underway or, to the Company’s knowledge, threatened, (c) there is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending or, to the Company’s knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency, (d) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (e) no administrative complaints or charges with respect to or relating to the Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful practices related to employment or, to the Company’s knowledge, threatened to be filed, (f) there are no current or outstanding claims against the Company or any of its Subsidiaries for violation of any laws relating to employment that have been made by or on behalf of any employee, non-

employee, or group of employees or non-employees who provide services to the Company or any of its Subsidiaries and, to the Company’s knowledge, there are no such threatened claims, (g) to the knowledge of the Company, there are no current or outstanding investigations or inquiries by any Governmental Authority with respect to the Company’s or any of its Subsidiaries’ practices or actions with respect to employees, including but not limited to, discrimination, family leave, payment of wages or overtime, classification as exempt or non-exempt from overtime under wage payment laws, classification as an employee or independent contractor under any labor, employment, employee benefit, workers compensation, unemployment insurance, tax or revenue laws or any employee benefit plans, and (h) neither the Company nor any of its Subsidiaries has any knowledge of any policy or practice applicable to one or more employees or non-employees providing services to the Company or any of its Subsidiaries that violates any labor or employment, employee benefit, workers compensation, unemployment insurance, tax or revenue law or is in contravention of the terms of any employee benefit plans of the Company or any of its Subsidiaries, including but not limited to, misclassification of one or more employees as exempt from overtime under wage payment laws or misclassification of one or more employees as independent contractors.
     Section 3.17. Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. All premiums and other payments due from the Company or its Subsidiaries, as applicable, with respect to Contracts of insurance or indemnity have been paid and since January 1, 2010, the Company has not received any written notice or to the knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) adjustment in the amount of the premiums payable with respect to any insurance policy. Section 3.17 of the Company Disclosure Schedule lists each material insurance claim, if any, made by the Company or any of its Subsidiaries since January 1, 2010 to the date hereof.
     Section 3.18. Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained all of the material licenses, approvals, consents, registrations and permits necessary under Applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each such license, approval, consent, registration and permit is in full force and effect.
     Section 3.19. Machinery, Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the

Company or one of its Subsidiaries, free and clear of all Liens except Permitted Liens, and are adequate to conduct the business of the Company and its Subsidiaries as currently conducted.
     Section 3.20. Environmental Matters. (a) Except as set forth in Section 3.20 of the Company Disclosure Schedule, as of the date of this Agreement:
     (i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law;
     (ii) the Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of the Company;
     (iii) there has been no disposal, release, or threatened release of any Hazardous Substance by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and
     (iv) there are no material liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to or made available to Parent prior to the date hereof.
     Section 3.21. Intellectual Property.
     (a) Section Schedule 3.21(a) of the Company Disclosure Schedule contains a complete and accurate list (by name) of all software and firmware products and service offerings of the Company and its Subsidiaries that are currently sold, licensed or distributed as applicable or for which Company has any contractual support or maintenance obligations, and all material software and firmware products or service offerings of the Company and its Subsidiaries that are currently actively under development (as such are denoted on Section 3.21(a)(i) of the Company Disclosure Schedule (collectively, the “Company Products”). All other material software and firmware products or service offerings that are planned for development are set forth on Section 3.21(a)(ii) of the Company Disclosure Schedule (“Future Products”).
     (b) Section 3.21(b) of the Company Disclosure Schedule lists (i) all patents and patent applications, registered trademarks, registered copyrights and registered domain names included in the Intellectual Property owned by the Company or its Subsidiaries (“Company Intellectual Property”), including the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property; and (iii) all licenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which the Company or such Subsidiary is authorized to use any third party Intellectual Property (“Third Party Intellectual Property”) that is incorporated in any Company Products or, other than non-exclusive licenses to commercially available off-the-shelf software entered into in the ordinary course, is otherwise necessary for the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights therein in any jurisdiction: (i) patents, (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, processes, technology, technical data and customer lists, (iii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, (v) mask works and registrations and applications therefor, (vi) industrial designs and any registrations and applications therefor throughout the world, (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world, (viii) databases and data collections and all rights therein throughout the world, (ix) processes, devices, prototypes, schematics, test methodologies, and development tools, (x) any similar, corresponding or equivalent rights to any of the foregoing, and (xi) any documentation related to any of the foregoing.
     (c) To the Company’s knowledge, the Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Third Party Intellectual Property that is necessary for the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, except as would not reasonably be expected to result in a Company Material Adverse Effect.
     (d) To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party.
     (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license or other agreement relating to the Company Intellectual Property, Company Products, or any Third Party Intellectual Property.

     (f) To the Company’s knowledge, all Company Intellectual Property is valid and subsisting. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent applications, and the Company is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person. The Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to the Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not, since January 1, 2010, brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property or Company Products against any third party. To the Company’s knowledge, the use, manufacturing, marketing, licensing, sale, offer for sale or other disposition of Company Products and Company Intellectual Property do not infringe any Intellectual Property of any third party.
     (g) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property and Company Products of the rights to such contributions that the Company does not already own by operation of law.
     (h) To the Company’s knowledge, the Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Company Intellectual Property and Company Products not otherwise protected by patents, patent applications or copyright (“Confidential Information”). To Company’s knowledge, (i) no employee, officer, director, consultant or advisor of Company is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use confidential information of others, and (ii) the employment of any such Person by Company would not reasonably be expected to subject Company to any material liability to any third party. To the Company’s knowledge, all use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.
     (i) The Company and its Subsidiaries have not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, require the disclosure or delivery by Company or any Subsidiary to any third party of any Company Source Code. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow. To Company’s knowledge, there exists no breach of or default under any source code escrow provision in any customer Contract or under any agreement with an escrow agent or any beneficiaries thereunder. “Company Source Code” means any human readable software source code of the Company Proprietary Software.

     (j) No Company Proprietary Software uses or was developed using any Publicly Available Software, in whole or in part, or incorporates any Publicly Available Software, in a manner that requires, as a condition of use, modification, and/or distribution of such Publicly Available Software, the Company to: (A) disclose or distribute to any third party, in source code form any Company Proprietary Software; (B) permit any third party, to make derivative works based upon any Company Proprietary Software; (C) permit any third party, to redistribute any Company Proprietary Software at no or minimal charge; or (D) permit any third party, to exercise rights under any patents owned by the Company. As used herein, “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License. As used herein, “Company Proprietary Software” means any Company Intellectual Property or Company Products comprising (i.e., including) software that is the subject of any copyrights (registered or unregistered) owned by the Company or any of its Subsidiaries.
     (k) To the Company’s knowledge, the Company Products do not contain any viruses. As used herein, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company’s knowledge, none of the Company Products contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.
     (l) There are no actions that must be taken by the Company or any Subsidiary within 60 days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office (or other equivalent bodies in foreign countries) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.
     Section 3.22. Properties. (a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material properties and material tangible assets. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.
     (b) Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property leased by the Company or any of its

Subsidiaries (each, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries owns or has previously owned in fee any real property or held any other interests in real property (other than the leasehold interests in the Leased Real Property).
     (c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property.
     (d) All leases (“Lease”) with respect to the Leased Real Property are valid, in full force and effect and enforceable, and there are no existing defaults on the part of the Company or any of its Subsidiaries, and, as of the date hereof, the Company or any of its Subsidiaries has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of the Company or its Subsidiaries thereunder. The Company has delivered to Parent accurate and complete copies of all Leases and any amendments and modifications thereof.
     Section 3.23. Customer and Suppliers. (a) Section 3.23(a) of the Company Disclosure Schedule identifies the ten largest customers of the Company (including all of the Subsidiaries), based on revenue to the business for the twelve months ended September 30, 2009 (“Material Customers”).
     (b) Section 3.23(b) of the Company Disclosure Schedule identifies the ten largest suppliers of the Company (including all of the Subsidiaries), based on expenses to the business for the twelve months ended September 30, 2009 (“Material Suppliers”).
     (c) As of the date hereof, except as otherwise set forth on Section 3.23(a) or (b) of the Company Disclosure Schedule, the Company has not received any written notices or demands from any of the Company’s Material Customers or Material Suppliers involving or in respect of any material price increases in any of the Company’s or its Subsidiaries’ inputs or material price or volume decreases in any of the Company’s or its Subsidiaries’ outputs. Except as otherwise set forth on Section 3.23(a) or (b) of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been any termination of, or material and adverse modification, amendment or change to, any business relationship maintained by the Company and its Subsidiaries with any customer or supplier named on Section 3.23(a) and (b) of the Company Disclosure Schedule, and no such customer or supplier has provided the Company or any of its Subsidiaries with notice of an intent to terminate or make a material or adverse modification, amendment or change to its business relationship with the Company or any of its Subsidiaries, as the case may be.
     Section 3.24. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plan) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the Company’s outstanding common stock, or director or executive officer of the Company, but not including any Subsidiary of the Company, on the other hand, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 3.25. Certain Business Practices. Neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) directly or indirectly made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any payment to any customer or supplier of the Company or to any officer, director, partner, employee, manager or agent of any such customer or supplier, for the unlawful influence of any such customer or supplier or any such officer, director, partner, manager, employee or agent, or (iv) made any other unlawful payment or engaged in any other unlawful practice, in respect of the business.
     Section 3.26. Bank Accounts. Section 3.26 of the Company Disclosure Schedule contains a true and correct list of all of the bank accounts, investment accounts, safe deposit boxes, lock boxes and safes held by, or in the name of, the Company or the Subsidiaries of the Company, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.
     Section 3.27. Officers and Directors. Section 3.27 of the Company Disclosure Schedule contains a true and correct list of all of the executive officers and directors of the Company and the Subsidiaries of the Company as of the date hereof.
     Section 3.28. Finders’ Fees. Except for RBC Capital Markets, a copy of whose engagement agreement has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.
     Section 3.29. Opinion of Financial Advisor. The Board of Directors of the Company has received the oral opinion of RBC Capital Markets that, as of the date hereof, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the stockholders of the Company. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.
ARTICLE 4
Representations and Warranties of Parent
     Parent represents and warrants to the Company that:

     Section 4.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.
     Section 4.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid, legal and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
     Section 4.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.
     Section 4.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation and bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary.
     Section 4.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
     Section 4.06. Financing.
     (a) Parent will provide to Merger Subsidiary at the Effective Time, sufficient cash and cash equivalent resources to consummate the Merger and the other transactions contemplated by this Agreement, and to pay all reasonable related fees and expenses, including legal, accounting and advisory fees and expenses. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letter”) from each of the Equity Providers to provide, subject to the terms and conditions therein, equity financing in the aggregate amount of the Merger Consideration (the “Equity Financing”) and which provides that the Company is a third party beneficiary of such Equity Funding Letter. As of the date hereof, the Equity Funding Letters have not been amended or modified, no such amendment or modification is contemplated, and the commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Subsidiary has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters that are payable on or prior to the date hereof and the Equity Funding Letters are the valid, binding and enforceable obligations of Parent and Merger Subsidiary, and to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subsidiary under the Equity Funding Letters. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Subsidiary on the date of the Closing. The Equity Funding Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Equity Financing available to Parent on the terms therein. Each Equity Provider has access to sufficient cash to satisfy its respective obligation under the Equity Funding Letters.
     (b) Neither Parent, Merger Subsidiary nor the Equity Providers has (i) retained any financial advisor on an exclusive basis other than Affiliates of the Equity Providers or (ii) entered into an agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent (or otherwise hinder) such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Acquisition Proposal)). None of Parent, Merger Subsidiary or the Equity Providers has caused or induced any Person to take any action that, if taken by Parent, Merger Subsidiary or the Equity Providers, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.06(b).
     Section 4.07. Solvency. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing, any alternative financing and the payment of the aggregate Merger Consideration, any payments to optionholders pursuant to Section 1.06, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.07, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) without duplication of liabilities in clause (i), the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, as they mature.
     Section 4.08. Interim Operations of Parent and Merger Subsidiary. Parent and Merger Subsidiary were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with transactions contemplated by this Agreement.
     Section 4.09. Certain Arrangements. Except as set forth in Section 4.09 of the Parent Disclosure Schedule, there are no Contracts between Parent, Merger Subsidiary or the Equity Providers, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL and the Company’s certificate of incorporation, neither Parent nor Merger Subsidiary, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or the Company’s certificate of incorporation to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Subsidiary holds any rights to acquire any Company Shares except pursuant to this Agreement.
     Section 4.10. Investigation.
     (a) Each of Parent and Merger Subsidiary acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the Company and its Subsidiaries, which investigation, review and analysis was conducted by such party and its representatives. Each of Parent and Merger Subsidiary acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Subsidiary acknowledges that it has not relied on any factual representations of the Company or its Subsidiaries, or their respective Representatives, except for the specific representations and warranties of the Company set forth in Article 3.
     (b) Each of Parent and Merger Subsidiary acknowledges and agrees that (i) none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries (including materials furnished or made available by the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form provided or made available to Parent or Merger Subsidiary or their representatives (except for the specific representations and warranties of the Company set forth in Article 3), and (ii) none of the Company, its Subsidiaries or any of their respective Representatives shall have or be subject to any liability to Parent, Merger Subsidiary or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Subsidiary or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Each of Parent and Merger Subsidiary specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, its Subsidiaries and their respective businesses that may have been provided to Parent, Merger Subsidiary or their Representatives in the course of due diligence and negotiations.
ARTICLE 5
Covenants of the Company
     Section 5.01. Conduct of the Company. During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, the Company agrees as to itself and its Subsidiaries that (except as contemplated, permitted or required by this Agreement or as otherwise indicated in Section 5.01 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):
     (a) Ordinary Course. The Company shall, and shall cause its Subsidiaries to, carry on and operate its business in the usual, regular and ordinary course and substantially in accordance with past practice and, and shall use commercially reasonable efforts (i) to preserve intact the present business organization of the Company and its Subsidiaries, and (ii) to preserve the good will and current business relationship of the Company and its Subsidiaries with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Company and its Subsidiaries’ business; provided, that any action that is explicitly permitted by any subsection of this Section 5.01 shall not be prohibited by this Section 5.01(a) unless it is explicitly and specifically prohibited by any other provision of this Agreement.

     (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire or modify the terms of any shares of its capital stock or any of its other securities other than unvested shares of Company Common Stock repurchased by the Company, at a price not greater than the original purchase price, in connection with the holder’s termination of service with the Company or its Subsidiaries.
     (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement, (ii) pursuant to other awards outstanding under the Stock Plans on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement, (iii) the issuance of purchase rights under the ESPP to employees and the subsequent issuance of Company Shares upon the exercise of those rights in accordance with the terms of the ESPP, (iv) the issuance of options to purchase additional Company Shares between the date hereof and the Closing to non-executive officer new hires in the ordinary course of business consistent with past practice and the issuance of Company Shares pursuant to the exercise of those options, provided that the total number of such options, in the aggregate, shall not exceed 300,000 and such options are granted with an exercise price per share equal to the fair market value per share of Company Common Stock on the grant date, vest in accordance with the Company’s standard vesting schedule and do not provide for any accelerated vesting in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 1.06 of this Agreement, or (v) as a result of the transactions contemplated hereby.
     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or as required by Applicable Law, the Company shall not, and shall cause its Subsidiaries not to, amend their respective certificate or incorporation, bylaws or similar organizational documents.
     (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or all or substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets, other than in the ordinary course of business consistent with past practice.
     (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer, convey, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to existing Contracts or commitments.
     (g) Employee Benefits. Except as permitted by Section 5.01(c) or as may be required by contractual commitments or corporate policies with respect to compensation, benefits or severance or termination pay in existence on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries (i) to grant any material increases in the compensation, benefits, termination or severance pay entitlement of any of its directors, officers or employees, except in the ordinary course of business and in accordance with past practice or enter into any new or materially amend any existing employment, severance or termination agreement with any such director, officer or employee, (ii) except as required by Applicable Law, adopt, enter into or materially amend any Employee Benefit Plan or any individual employment, consulting, retention, change in control, bonus or severance agreement, (iii) provide for the grant of options to purchase Company Common Stock or any other equity based compensation awards, (iv) enter into any collective bargaining agreement or similar labor agreement. Notwithstanding the foregoing, the Company shall not amend, revise, alter or otherwise change the retention bonus program described in, and the additional details of which that are attached as Annex 3.15(a)(i) and 3.15(a)(ii) to, Section 3.15 of the Company Disclosure Schedule or the allocations thereunder.
     (h) Debt Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions or investments in any other Person, or (iv) create any Lien upon any of its or its Subsidiaries’ assets, except for Permitted Liens.
     (i) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to settle or compromise any pending or threatened claim, action, proceeding, litigation (i) which relates to the transactions contemplated hereby or (ii) the settlement or compromise of which provides for covenants that restrict the Company’s or its Subsidiaries’ ability to operate or compete or would have, individually or in the aggregate, a Material Adverse Effect; provided, that, no such settlement or compromise shall obligate the Company or any of its Subsidiaries to pay amounts or take any action after the Effective Time.
     (j) Tax. None of the Company or any of its Subsidiaries shall (i) except as required by Applicable Law or GAAP, change a method of accounting (or method of Tax accounting), or (ii) make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes.
     (k) Material Contracts. Other than in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to (i)enter into, extend, modify, terminate or renew any Material Contract with expected revenue or outlay in excess of One Million Dollars ($1,000,000) without the prior written consent of the Parent..

     (l) Others. Without the prior written consent of the Parent, the Company shall not, and shall not permit any of its Subsidiaries to take or agree to take any of the actions described in Sections 5.01(a) through 5.1(k).
     Section 5.02. Stockholder Meeting; Proxy Material. (a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting and the Company shall use its commercially reasonable efforts to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent the Company reasonably determines, after consultation with its legal counsel, that such delay is required by Applicable Law to comply with any comments made by the SEC with respect to the Company Proxy Statement. Subject to Section 5.03, the Board of Directors of the Company shall recommend that the stockholders of the Company grant the Stockholder Approval and use its commercially reasonable efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting.
     (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Company Proxy Statement and as soon as practicable thereafter use its commercially reasonable efforts to mail to its stockholders the Company Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Company Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 5.03, the Company Proxy Statement shall contain the recommendation of the Board of Directors of the Company to the stockholders of the Company to grant the Stockholder Approval; provided, however, that that the Board of Directors may fail to make, or withdraw, modify or change such recommendation if it shall have determined in good faith, after consultation with outside counsel, that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall furnish all information concerning the Company, Parent or Merger Subsidiary as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Company Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably and timely proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any comments, with respect to the Company Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, and (iii) include in the Company’s written response to such comments any input reasonably and timely proposed by Parent and its counsel.

     Section 5.03. No Solicitation. (a) Except as expressly permitted by this Section 5.03, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any Acquisition Proposal, other than the transactions contemplated by this Agreement. With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with whom such discussions or negotiations have been terminated, the Company shall instruct such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any non-public information furnished by or on behalf of the Company unless such Person or group has already been so instructed.
     (b) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 9, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in an Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing nonpublic information concerning the Company) with any third party (other than Parent, Merger Subsidiary and their Representatives and the Company’s Representatives) relating to, or which the Company believes would reasonably be likely to lead to an Acquisition Proposal.
     (c) Notwithstanding anything to the contrary in Section 5.03(a), following the date of this Agreement but prior to the time when the Stockholder Approval is received, if the Company or its Representatives receives an Acquisition Proposal from any Person, which Acquisition Proposal was made or renewed on or after the date of this Agreement but prior to the time when the Stockholder Approval is received and that did not result from breach of Section 5.03(b), (i) the Company may contact and engage in discussions with such Person solely for the purpose of clarifying such Acquisition Proposal and any material terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to result in a Superior Proposal; or (ii) the Company or its Representatives may, if the Board of Directors determines in good faith (after consultation with its outside counsel and independent financial advisor) that failure to take such action would be inconsistent with the director’s fiduciary duties under Applicable Law and that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to a confidentiality agreement similar to that entered into with the Parent (with respect to the confidentiality provisions contained therein), information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) participate in discussions or negotiations regarding such Acquisition Proposal.
     (d) The Company shall promptly (and in any event within 24 hours after receipt), notify Parent in writing of the receipt of any Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal. The Company’s notice shall include (i) a copy of any Acquisition Proposal made in writing and other written materials provided by such Person to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request to the extent such information is not contained in the written materials provided to Parent. The Company shall keep Parent reasonably informed in all respects on a timely basis of any material changes in the status or any material modifications in any Acquisition Proposal, inquiry or request. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent.
     (e) Subject to Section 5.02, neither the Board of Directors of the Company nor any committee thereof, (A) shall fail to make, withdraw, modify or qualify in a manner adverse to Parent or Merger Subsidiary the Board Recommendation, or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company, an Acquisition Proposal, (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof, (D) shall terminate, amend, waive, or exempt any Person or group from, the restrictions contained in any standstill agreements or any takeover Laws or otherwise cause any such restrictions therein not to apply (other than to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take any of such actions under this clause would be inconsistent with the directors’ fiduciary duties under applicable Law and is necessary to facilitate an Acquisition Proposal in compliance with Section 5.03(c)), (E) shall approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, merger or acquisition agreement or any similar agreement or understanding with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement permitted under Section 5.03(c)) or (F) resolve, propose to a third party or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”); provided, however, if the Board of Directors determines in good faith, after consultation with outside counsel and its independent financial advisor, that a written Acquisition Proposal received by the Company in compliance with Section 5.03(c) constitutes a Superior Proposal, the Board of Directors may (A) make an Adverse Recommendation Change; and/or (B) upon termination of this Agreement in accordance with Section 9.01(d)(i), approve and enter into an agreement relating to a Superior Proposal, but subject to the satisfaction of the following: (i) the Company shall have provided prior written notice to Parent, at least 3 Business Days in advance, of its or the Board of Directors’ intention to take such actions, which notice shall specify the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal; (ii) after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Subsidiary in good faith (to the extent Parent and Merger Subsidiary desire to negotiate) during such 3 Business Day period to make such adjustments in the terms and conditions of this

Agreement and the Equity Financing commitment as would permit the Company or the Board of Directors not to take such actions; and (iii) the Board of Directors shall have considered in good faith any changes to this Agreement and the Equity Financing commitment that may be offered in writing by Parent by 11:59 PM Pacific Time on the 3rd Business Day of such 3 Business Day period in a manner that would form a binding contract (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, and subject only to acceptance by the Company by countersignature on behalf of the Company and those conditions set forth therein) if accepted by the Company and shall have determined in good faith after consultation with outside counsel and independent financial advisors that the Acquisition Proposal received by the Company would continue to constitute, or would result in, a Superior Proposal if such changes offered in writing by Parent were given effect. In the event of any material revisions to the Superior Proposal (it being agreed that material revisions shall include any change in the purchase price, form of consideration, transaction timing, transaction financing or transaction structure for such Superior Proposal), the Company shall be required to deliver a new written notice to Parent pursuant to the foregoing clause (i) and to comply again with the requirements of this Section 5.03(e) with respect to such new written notice.
     (f) For purposes of this Agreement, an “Acquisition Proposal” means any bona fide proposal or offer made by a third party, in a single transaction or series of related transactions, relating to any direct or indirect acquisition or purchase of (i) 15% or more of the Company’s consolidated assets of the Company, or to which more than 15% of the Company’s revenues or earnings on a consolidated basis are attributable, or (ii) 15% or more of the combined voting power of the shares of Company Common Stock, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the combined voting power of the shares of Company Common Stock, (iv) any merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders will own 15% or more of the combined voting power of the parent entity resulting from any such transaction, or (v) or any combination of the foregoing types of transactions if the sum of percentage of the consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 15%; in each case other than transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Board of Directors of the Company determines (after consultation with its outside counsel and independent financial advisor) are more favorable to the Company’s stockholders from the financial point of view, taking into account all of the terms and conditions of such Acquisition Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes in the terms of this Agreement committed to by the Parent to the Company in writing in response to such Acquisition Proposal or otherwise), except that the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.
     (g) Nothing contained in this Section 5.03 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors failure so to disclose would be inconsistent with its obligations under Applicable Law; provided, however, that neither the Board of

Directors nor any committee thereof shall recommend that the stockholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) unless the applicable requirements of Section 5.03(c) shall have been satisfied. In addition, it is understood and agreed that, for purposes of this Agreement, (i) a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify the Board Recommendation, or an approval or recommendation with respect to such Acquisition Proposal so long as such public statement includes a statement that the Board of Directors continues to support the Board Recommendation, and (ii) any “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) under the Exchange Act, or any similar communication to the stockholders of the Company or otherwise, shall not constitute an Adverse Recommendation Change or a withdrawal or modification, or proposal by the Board of Directors to withdraw or modify the Board Recommendation, or an approval or recommendation with respect to any Acquisition Proposal.
     Section 5.04. Access to Information. From the date hereof until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, and subject to the Confidentiality Agreement dated March 22, 2010 (“Confidentiality Agreement”) between the Company and Marlin Equity III, L.P., the Company shall give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, provided, that (i) any such access pursuant to this Section 5.04 shall be coordinated through one of the individuals listed on Schedule 5.04 of the Company Disclosure Schedule, and (ii) Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operation of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding any of the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. In addition, the Company may restrict the foregoing access to the extent that any Applicable Law or Contract requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that would not contravene any Applicable Law or result in violation of applicable privilege; provided further that Parent and the Company may restrict access to competitively-sensitive information to outside counsel or a mutually acceptable restricted group of officers and employees to ensure compliance with Applicable Law. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

     Section 5.05. ESPP. All outstanding purchase rights, if any, under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP immediately prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Article 1 of this Agreement. The Company shall cause the ESPP to terminate with such purchase, and no further purchase rights shall be granted or exercised under the ESPP thereafter.
     Section 5.06 FIRPTA Certificate. The Company shall deliver to the Parent on the Closing Date, in a form reasonably satisfactory to Parent, certification pursuant to the Treasury regulations under Sections 1445 and 897 of the Code to the effect that the Company is not a United States real property holding company.
     Section 5.07 Resignation of Directors. At Closing, the Company shall use reasonable efforts to deliver to the Parent evidence reasonably satisfactory to the Parent of the resignation of all directors and officers of the Company effective at the Effective Time.
     Section 5.08 Minimum Cash. At least three (3) days prior to the Closing, the Company shall provide a certificate signed by its Chief Financial Officer to the Parent evidencing the cash and cash equivalents held by the Company. Thereafter and anytime prior to and at Closing, the Company shall be entitled to confirm the cash and cash equivalents available with banks and entities with which the Company maintains such cash and cash equivalents.
ARTICLE 6
Covenants of Parent
     Section 6.01. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
     Section 6.02. Voting of Shares. Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.
     Section 6.03. Director and Officer Liability. (a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

     (b) For six years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 6.03(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200 % of the current annual premium paid by the Company for such existing insurance, which amount is set forth in Section 6.03(b) of the Company Disclosure Schedule; provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual cost equal to 200% of the current annual premium paid by the Company for such existing insurance.
     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.03.
          (d) At the Company’s option, the Company may purchase prior to the Effective Time, a six year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date of this Agreement with respect to matters arising on or before the Closing Date; provided that the cost of such tail policy shall not exceed 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant thereto. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain such policy in full force and effect for its full term.
     (e) The rights of each Indemnified Person under this Section 6.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof). Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Persons as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Applicable Law. The rights of each Indemnified Person under this Section 6.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
     Section 6.04. Financing.
     (a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary shall obtain the Equity Financing on the terms and conditions described in the Equity Funding Letter (or terms no less favorable to Parent or the Company (including with respect to the conditionality thereof)) and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under the Equity Funding Letter, if such amendment, modification, waiver or remedy reduces the aggregate amount of the Equity Financing or materially amends the conditions precedent to the Equity Financing in a manner that would reasonably be expected to materially delay or prevent the Closing Date or make the funding of the Equity Financing less likely to occur.
     (b) Each of Parent and Merger Subsidiary shall (i) maintain in effect the Equity Funding Letter and negotiate definitive agreements with respect to the Equity Financing on the terms and conditions contained in the Equity Funding Letter (or on terms no less favorable to Parent or Merger Subsidiary than the terms and conditions in the Equity Funding Letter), (ii) satisfy all conditions applicable to it and within its control in such definitive agreements and consummate the Equity Financing at or prior to the Closing, and (iii) comply with its material obligations under the Equity Funding Letter. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing and provide to the Company copies of all documents related to the Equity Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters). In the event that all conditions in the Equity Funding Letter (the availability of funding of any of the Equity Financing) have been satisfied or, upon funding will be satisfied, Parent and Merger Subsidiary shall cause such Persons providing such Equity Financing to fund on the Closing Date the Equity Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Equity Funding Letter.
     (c) Parent shall give the Company prompt notice of any breach by any party to the Equity Funding Letter or of any condition not likely to be satisfied, in each case, of which Parent or Merger Subsidiary becomes aware or any termination of the Equity Funding Letter.
     (d) Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Equity Financing is not a condition to Closing.
     (e) In no event shall Parent, Merger Subsidiary or the Equity Providers: (i) retain any financial advisor on an exclusive basis other than (x) advisors to which the Board of Directors of the Company consents (which consent shall not be unreasonably withheld, delayed or conditioned) or (y) Affiliates of the Equity Providers or (ii) enter into any agreement, arrangement or understanding, with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in connection with the transactions contemplated by this Agreement.
     Section 6.05.Additional Agreement Regarding Benefit Plans. For a period of twelve (12) months following the Closing Date, Parent shall be obligated to provide or shall cause the Surviving Corporation to provide to employees of any Company Entity who become employees of the Surviving Corporation (“Company Employees”) compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits being provided to Company Employees immediately prior to the Effective Time (excluding stock options, restricted stock and any other equity awards); provided that for purposes of determining whether benefits are in the aggregate, substantially comparable to the benefits being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans, (i) increases in co-pays, deductibles or employee cost with respect to coverage under the Company’s plans that are welfare benefit plans (within the meaning of ERISA) and (ii) the lack of a public trading market for the Company’s Common Stock and any reduction in value by reason thereof, shall not be taken into account for the purposes of such determination.
     Section 6.06. Takeover Laws. If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Authority is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.
     Section 6.07. Credit for Service. Continuing Employees shall receive credit for purposes of eligibility to participate and vesting (but not for accrual purposes, except for vacation and severance, if applicable) under any benefit plan of the Surviving Corporation under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.
     Section 6.08. Welfare Plans. With respect to any benefit plan of the Surviving Corporation that is a welfare benefit plan, program or arrangement and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such benefit plan to the same extent waived under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year in which the Continuing Employee is transferred from such Company Benefit Plan to the comparable plan of the Surviving Corporation, up to and including the effective time of such transfer.

     Section 6.09. Pre-Closing Activities. Between the date of this Agreement and the Closing, Parent shall not expend funds other than in connection with the Merger and the other transactions contemplated hereby and the payment of related expenses.
ARTICLE 7
Covenants of Parent and the Company
     The parties hereto agree that:
     Section 7.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party, including, without limitation, the waiver in the form attached to Section 7.01 of the Company Disclosure Schedule, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, if required under Applicable Law, (i) (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and (B) make an appropriate filing pursuant to any applicable Foreign Competition Law with respect to the transactions contemplated hereby as promptly as practicable and in any event before the expiration of any legal deadline, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Foreign Competition Law and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any applicable Foreign Competition Law as soon as practicable.
     (c) Each of Parent and the Company shall (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, and (iii) subject to all applicable privileges, including the attorney-client privilege, furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding (which consent shall not to be unreasonably withheld, conditioned or delayed).
     Section 7.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 7.03. Public Announcements. Each of the Company, Parent and Merger Subsidiary agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Applicable Law, any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject or submits, wherever situated, or as permitted by Section 5.03, in which case the party required to make the release or announcement will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure. In addition, the Company shall provide Parent with copies of SEC Disclosure Documents prior to filing with the SEC and give full and due consideration to comments provided by the Parent to the Company.
     Section 7.04. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party of (a) the occurrence of any event whose occurrence would be reasonably likely to cause either (i) any condition set forth in Article 8 to not be satisfied or (ii) any changes or events having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any notice or other communication from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (c) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; or (d) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.
     Section 7.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE 8
Conditions to the Merger
     Section 8.01. Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction of the following conditions, at or prior to the Effective Time unless waived in writing by all parties:
     (a) Stockholder Approval shall have been obtained;
     (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Merger, by any Governmental Entity) preventing the consummation of the Merger shall be in effect; and
     (c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act, if applicable).
     Section 8.02. Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger. The obligations of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) The representations and warranties of the Company set forth in Section 3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, and all other representations and warranties of the Company set forth in Article 3 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein;
     (b) The Company shall have performed, in all material respects, all of its obligations and abided in all material respects by all the covenants required by it under this Agreement;
     (c) An officer of the Company shall have delivered to Parent and Merger Subsidiary a signed certificate to the effect that the conditions contained in Section 8.02(a) and Section 8.02(b), Section 8.02(d) and Section 8.02(e) have been satisfied;

     (d) Stockholders representing not more than ten percent (10.0%) of the Company Common Stock shall have exercised their appraisal rights pursuant to Section 262;
     (e) Since the date of this Agreement, there has not occurred a Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and
     (f) At the Effective Time, the Company shall have at least the Minimum Cash available with the Company.
     Section 8.03. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) The representations and warranties of Parent and Merger Subsidiary in this Agreement shall be true and correct in all respects as of the date of the Agreement and as of the Effective Time (without giving effect to any materiality or Material Adverse Effect qualifications contained therein and except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or delay consummation of the Merger;
     (b) Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement; and
     (c) An officer of each of Parent and Merger Subsidiary shall have delivered to the Company a signed certificate to the effect that that the conditions contained in Section 8.03(a) and Section 8.03(b) have been satisfied.
ARTICLE 9
Termination
     Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) by mutual written agreement of the Company and Parent;
     (b) by either the Company or Parent, if:
     (i) at any time after December 31, 2010 (the “End Date”) if the Effective Time shall not have occurred on or before the close of business on such date; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any representation, warranty or agreement set forth in this Agreement has been the cause or, resulted in, the failure of the Effective Time to have occurred on or before the End Date;
     (ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes consummation of the Merger illegal or otherwise prohibited, or (B) enjoins the Company or Parent from consummating the Merger; or
     (iii) the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at the Stockholder Meeting at which this Agreement was submitted to the Stockholders of the Company or at any adjournment or postponement thereof.
     (c) by Parent, if:
     (i) after a public announcement with respect to an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 50% for purposes hereof): (A) an Adverse Recommendation Change shall have occurred; (B) the Board of Directors of the Company approves, endorses or recommends, or authorizes the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, acquisition agreement, purchase agreement or other similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement); or (C) the Board of Directors of the Company shall have failed to publicly confirm the Board Recommendation within ten (10) Business Days of a written request by Parent that it do so;
     (ii) the Company shall have failed to perform in any material respect any of its obligations required to be performed by it under this Agreement or breached any of the Company’s representations and warranties (without regard to materiality qualifiers contained therein) which breach or failure to perform, (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) is either incurable, or if curable, is not cured by the Company by the earlier of (x) thirty (30) days following receipt by the Company of written notice of such breach or failure to perform and (y) the End Date; or
     (iii) if a Company Material Adverse Effect shall have occurred and be continuing and has not been cured by the Company within thirty (30) days following receipt by the Company of written notice of the occurrence of such event from Parent.
     (d) by the Company, if:
     (i) subject to complying with the terms of this Agreement, the Board of Directors of the Company authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 9.02(a) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement in respect of such Superior Proposal;

     (ii) Parent or Merger Subsidiary shall have failed to perform in any material respects any of its obligations required to be performed by it under this Agreement or breached any of Parent’s or Merger Subsidiary’s representations and warranties (without regard to materiality qualifiers contained therein) which breach or failure to perform, (A) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) thirty (30) days following receipt by Parent of written notice of such breach or failure to perform and (y) the End Date; or
     (iii) Parent or Merger Subsidiary fails to obtain proceeds pursuant to the Equity Funding Letter (or any alternative financing permitted by Section 6.04) sufficient to consummate the transactions contemplated by this Agreement, or fails to close the transactions contemplated herein (whether or not as a result of a breach of Section 6.04) within two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing).
The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto.
     Section 9.02. Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto, except with respect to Section 5.04, this Section 9.02, and Article 10, including, without limitation, Section 10.12, provided, that no such termination shall relieve any party from liability for any damages resulting from fraud or a Willful Breach of this Agreement. Without limiting the generality of the foregoing, if termination results from the failure of Parent or Merger Subsidiary to pay any portion of the amounts set forth in Article 1 upon satisfaction or waiver of the conditions to Closing set forth in Article 8, Parent and Merger Subsidiary shall be fully liable for any and all liabilities (including lost shareholder premium, if any) and damages of the Company as a result of such breach or failure, as applicable. As used herein, “Willful Breach” means a breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of any act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement. The provisions of this Section 9.02 and Sections 10.04, 10.06, 10.07, Section 10.08 and Section 10.12 shall survive any termination hereof pursuant to Section 9.01.
     (a) If this Agreement is terminated by Parent pursuant to Section 9.01(c)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days following the occurrence of such termination, a fee in an amount equal to $4,150,000 (“Company Termination Fee”).
     (b) If (A) an Acquisition Proposal shall have been publicly announced or disclosed and not terminated or withdrawn prior to the termination of this Agreement, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(iii), and (C) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of such Acquisition Proposal or consummates such Acquisition

Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee on or prior to the date on which the Company enters into such Contract or consummates such Acquisition Proposal, as applicable. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Acquisition Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%”.
     (c) If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee concurrently with such termination.
     (d) The parties acknowledge that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no party would enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.02, when due, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid. Each of the parties hereto further acknowledges that the payment of the Company Termination Fee by the Company is not a penalty, but is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable and which do not involve fraud or a Willful Breach as described in this Section 9.02 for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
     (e) Notwithstanding anything to the contrary in this Agreement, in the event the Company Termination Fee is payable to Parent, payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Subsidiary and each of their respective Affiliates against the Company and its Subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, except in the case of fraud or a Willful Breach as described in this Section 9.02.
ARTICLE 10
Miscellaneous
     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent, Merger Subsidiary or Surviving Corporation, to:
Marlin Equity Partners
2121 Rosecrans Avenue, Suite 4325
El Segundo, CA 90245

Attention: Nick Kaiser
Facsimile No.: (310) 364-0110
with a copy to:
Pepper Hamilton LLP
The New York Times Building, 37th Floor
620 Eighth Avenue
New York, NY 10018
Attention: James D. Rosener
Facsimile No.: (267) 200-0861
if to the Company, to:
Phoenix Technologies Ltd.
915 Murphy Ranch Rd.
Milpitas, CA 95035
Attention: General Counsel
Facsimile No.: (408) 570-1001
with a copy to:
Morgan, Lewis & Bockius LLP
Two Palo Alto Square
3000 El Camino Real, Suite 700
Palo Alto, California 94306
Attention: Thomas Kellerman, Esq.
                 William A. Myers, Esq.
Facsimile No.: (650) 843-4001
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 10.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 10.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required approval is obtained.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 10.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Parent shall be responsible for all filing and local counsel fees payable pursuant to the HSR Act or any Foreign Competition Law; provided that the aggregate amount of fees, costs and expenses, including legal, accounting and advisory fees and expenses payable pursuant to the terms of this Agreement for the transactions contemplated hereby by the Company (other than legal fees incurred following the date of this Agreement) will not exceed an amount equal to $2,700,000.
     Section 10.05.Binding Effect; Benefit; Assignment. (a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (i) the provisions of Section 6.03, which shall inure to the benefit of and be enforceable by the Indemnified Persons, (ii) at the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at the Effective Time, the right of the holders of Company Stock Options to receive the consideration contemplated by the applicable provisions of Section 1.06 in accordance with the terms and conditions of this Agreement, and (iv) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (iv) of this Section 10.05 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
     Section 10.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.
     Section 10.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
     Section 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 10.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.
     Section 10.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. It is further explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded and to fund the transactions contemplated by this Agreement. Each party to the extent permitted by Applicable Law, hereby waives any defenses it may have to the remedy of specific performance provided for herein.
     Section 10.13.Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms conditions and undertakings of Merger Subsidiary under this Agreement in accordance with the terms hereof.
     Section 10.14.Equity Providers. (a) The Equity Providers (severally, in accordance with in accordance with the respective amount provided by each pursuant to the Equity Funding Letters) hereby guarantee the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms conditions and undertakings of Parent and Merger Subsidiary arising out of this Agreement in accordance with the terms hereof (the “Guarantee”); provided, however, that neither the Guarantee nor anything else in this Agreement to the contrary shall (i) put either Equity Provider or Parent in a position of surety in relation to the obligations contained herein or (ii) act, or otherwise, be construed as a waiver by either Equity Provider of any rights or defenses of a purchaser of the Company in the event of any action at law or in equity to enforce the obligations of Equity Providers, Parent or Merger Subsidiary. The Guarantee shall in no event be greater than the aggregate Merger Consideration. Notwithstanding anything herein to the contrary, (i) if the Company has initiated any claim or suit under or in connection with this Agreement, the Guarantee shall remain in full force and effect until the final, nonappealable determination of such claim or suit by a court of competent jurisdiction, and (ii) nothing in this Section 10.14 shall be construed to limit in any way the right of the Company to seek an injunction or injunctions to prevent breach of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 10.12.
     (b) Each of the Equity Provider is a limited partnership duly organized and validly exiting under the Laws of the jurisdiction in which it is organized, and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Equity Providers and constitutes a valid and binding obligation of the Equity Providers, enforceable against the Equity Providers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. Each of the Equity Providers will have sufficient liquid and unencumbered assets (or the enforceable right to obtain such assets from its limited partners) pursuant to the terms of its governing documents to satisfy its respective obligations under this Agreement.
ARTICLE 11
Definitions
     Section 11.01. Definitions. (a) As used herein, the following terms have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Applicable Law” means, with respect to any Person, any international, foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Closing Date” means the date of Closing.
     “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.
     “Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2010.
     “Company Balance Sheet Date” means March 31, 2010.
     “Company Common Stock” means the common stock, par value $.001 per share, of the Company.
     “Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets (including intangible assets) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby, provided, that in no event shall, to the extent there is no disproportionately greater effect in any material respect on the Company and Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries operate, any of the following be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (A) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers to the extent arising out of or to the extent related to the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (B) general economic, market or political conditions, (C) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or other force majeure events, (D) any change affecting any segment of the industry in which the Company and its

Subsidiaries operate, (E) any changes in accounting standards, including GAAP, or Applicable Law, or any interpretation thereof, (F) any change in the Company’s stock price or trading volume, or (G) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred.
     “Company Restricted Stock Awards” shall mean each outstanding restricted stock award under the Company Stock Plans.
     “Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans.
     “Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.
     “Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.
     “ERISA Affiliate” shall mean any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.
     “ESPP” means the Company’s 2001 Employee Stock Purchase Plan, as amended and restated as of September 19, 2007.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means (i) any government or any foreign, federal, state, department, local authority, arbitral body or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) Nasdaq.
     “Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or mixture, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material listed or regulated under any Environmental Law, including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” means, collectively, any (i) obligations for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) all obligations for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (v) any obligations under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments, (vi) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (v) above of any other Person.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.
     “Minimum Cash” means unrestricted cash and cash equivalents that are free and clear of any Liens net of outstanding checks and in-transit items equal to Thirty Million Dollars ($30,000,000). For the purpose of this definition, the term “unrestricted cash” shall mean cash that (i) is not legally or otherwise restricted from general use, (ii) is not set aside for any particular use or event, (iii) need not be retained for any regulatory or contractual compliance purposes and (iv) is freely transferable, freely dividendable and freely conveyable. For the avoidance of doubt, the calculation of Minimum Cash will not be reduced by any unpaid fees, costs and expenses incurred in connection with the Merger.
     “Nasdaq” means The NASDAQ Stock Market LLC.
     “Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.
     “Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings, (iii) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business, and (iv) Liens arising under any lease, sublease or other occupancy agreement of any real property.
     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

     “Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
     “Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	5.03	(f)
Adverse Recommendation Change	5.03	(a)
Agreement	Preamble
Appraisal Shares	1.05
Board Recommendation	3.02	(b)
Certificate of Merger	1.02	(a)
Certificates	1.04	(a)
Closing	1.01
COBRA	3.15	(b)
Company	Preamble
Company Benefit Plans	3.15
Company Disclosure Documents	3.08	(a)
Company Disclosure Schedule	Article 3 Preamble
Company Employees	6.05
Company Intellectual Property	3.21	(b)
Company Product	3.21	(a)
Company Proprietary Software	3.21	(j)
Company Proxy Statement	3.08	(a)
Company SEC Documents	3.06	(c)
Company Securities	3.05	(c)
Company Shares	1.03	(a)

Term	Section
Company Source Code	3.21	(i)
Company Stock Plan	3.05	(b)
Company Subsidiary Securities	3.06	(c)
Company Termination Fee	9.02	(a)
Confidential Information	3.21	(h)
Confidentiality Agreement	5.04
DGCL	Recitals
Effective Time	1.02	(a)
End Date	9.01(b	)(i)
Equity Financing	4.06	(a)
Equity Funding Letter	4.06	(a)
Equity Providers	Recitals
ERISA	3.15
Exchange Agent	1.04	(a)
Foreign Competition Laws	3.03
Future Product	3.21	(a)
Indemnified Person	6.03	(a)
Intellectual Property	3.21	(b)
Leased Real Property	3.22	(b)
Leases	3.22	(d)
Material Contract	3.13
Material Customers	3.23	(a)
Material Suppliers	3.23	(b)
Merger	Recitals
Merger Consideration	1.03	(a)
Merger Subsidiary	Preamble
Parent	Preamble
Publicly Available Software	3.21	(j)
Solvent	4.07
Stockholder Approval	3.02	(a)
Stockholder Meeting	5.02	(a)
Superior Proposal	5.03	(f)
Surviving Corporation	1.02	(b)
Tax	3.14
Tax Return	3.14
Third Party Intellectual Property	3.21	(b)
Uncertificated Shares	1.04	(a)
Voting Stockholder	Recitals
Willful Breach	9.02
     (c) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and

Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a party’s “knowledge” are references to the actual knowledge of the directors and officers of that party after reasonable inquiry, and references to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room to which Parent and its counsel had access.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHARAOH ACQUISITION CORP.
By:	/s/ Nick Kaiser
	Name:	Nick Kaiser
	Title:	President

PHARAOH MERGER SUB CORP.
By:	/s/ Nick Kaiser
	Name:	Nick Kaiser
	Title:	President

PHOENIX TECHNOLOGIES LTD.
By:	/s/ Timothy C. Chu
	Name:	Timothy C. Chu
	Title:	Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Solely for the purpose of agreeing to Section 10.14 of this Agreement and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof:

MARLIN EQUITY II, L.P.

By: Marlin Equity Partners, II, LP, Its General Partner

By:	/s/ Nick Kaiser
	Name:	Nick Kaiser
	Title:	Partner

Solely for the purpose of agreeing to Section 10.14 of this Agreement and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof:

MARLIN EQUITY III, L.P.

By: Marlin Equity Partners, III, LP, Its General Partner

By:	/s/ Nick Kaiser
	Name:	Nick Kaiser
	Title:	Partner

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A
Form Voting Agreement

Exhibit B
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHOENIX TECHNOLOGIES LTD.

     Phoenix Technologies Ltd., a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”) hereby certifies as follows:
     1. The name of the Corporation is Phoenix Technologies Ltd. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on                                                             ,                      ( the “Existing Certificate of Incorporation”).
     2. This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended from time to time, and by written consent of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.
     3. The Existing Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows.
     FIRST: The name of the Corporation is Phoenix Technologies Ltd.
     SECOND: The registered office of the Corporation in the State of Delaware and New Castle County shall be [1313 N. Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.]
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000). All such shares are to be of the par value of $.001 per share.
     FIFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the

Exhibit B
filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     SIXTH: Elections of directors need not be written ballot unless the Bylaws of the Corporation shall so provide.
     SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute; and all rights conferred upon stockholders herein are granted subject to this reservation.
     NINTH: The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, the Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.
     IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized representative, on the           day of                     , 2010.

Phoenix Technologies Ltd.
By:
Name:
Title: